CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-171841 and 333-232237) on Form S-8 of GAIN Capital Holdings, Inc. of our report dated March 30, 2020, relating to our audit of the financial statements of GAIN Capital Holdings, Inc. 2011 Employee Stock Purchase Plan, which appears in this Annual Report on Form 11-K of GAIN Capital Holdings, Inc. 2011 Employee Stock Purchase Plan for the year ended December 31, 2019.

Insero & Co. CPAs, LLP
Certified Public Accountants

Rochester, New York
March 30, 2020